PROSPECTUS DATED MARCH 12, 1999                   PRICING SUPPLEMENT NO. 10  TO
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                             AUGUST 3, 1999
                                                                 RULE 424(B)(3)

                       Donaldson, Lufkin & Jenrette, Inc.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue


The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.


    Principal Amount:                 $ 30,000,000                       Optional Conversion:             N / A

    Price To Public:                  99.962%                            Notice Date:                     N / A
    Underwriting Discount:            00.2500 %
    Proceeds To Issuer:               29,913,600.00                      Conversion Date:                 N / A

    Orig. Dated:                      Aug. 6, 1999                       Interest Rate:                   N / A

    Actual Settlement Date:           Aug. 9, 1999

    Specified Currency:               US Dollars                         Day Count:                       N / A

    Authorized Denomination:          $1,000                             Interest Payment Dates:          N / A

    Maturity Date:                    Aug. 6, 2001                       First Payment:                   N / A

    Interest Rate:                    3 month USD Libor +                Optional Repayment Date:         Non-Call / Life
                                      33 basis points
         First Coupon:                5.70375%
         Last Coupon:                 N/A                                Initial Redemption Date:         N / A

    Day Count:                        Act/360                            Initial Redemption Percentage:   N / A

    Interest Payment Dates:           Quarterly,                         Annual Redemption                N / A
                                      6th day  of Feb.                   Percentage Reduction:
                                      May, Aug., and
                                      Nov. or as modified

    Interest Determination Date:      2 business days                    Book Entry Note or               B / E
                                      prior to the Interest              Certificated Note:
                                      Payment Dates

    First Pmt (scheduled):            November 8, 1999                   Total Amount of OID:             N / A

    Trustee:                          Chase Manhattan Bank, NA           CUSIP:                           25766CBE3


    Delivery:                         DTC#: 443


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION